Exhibit 4.5

DANAOS CORPORATION

AMENDED AND RESTATED DIRECTORS SHARE PAYMENT PLAN

ARTICLE 1

NAME AND PURPOSE

Danaos Corporation (the “Company”) hereby amends and restates, the Danaos Corporation Directors Share Payment Plan (the “Plan”), which was originally adopted by the Company as of April 18, 2008, effective as of the Amendment Effective Date. The purpose of the Plan is to provide a means for the payment of all or a portion of compensation payable to non-employee directors of the Company in the form of shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”).

ARTICLE 2

EFFECTIVE DATE

The Plan was originally effective as of April 18, 2008, and this amended and restated Plan will be effective as of August 26, 2025 (the “Amendment Effective Date”).

ARTICLE 3

PARTICIPATION

Each non-employee member of the Board of Directors (the “Board”) of the Company (each a “Director”) may participate in the Plan.

ARTICLE 4

SHARE PAYMENT ELECTIONS

Pursuant to the terms of the Plan, a Director may make an election to receive in shares of Common Stock all or a portion of (i) the annual retainer fee (“Annual Retainer”) payable in respect of the Director’s service on the Board, and (ii) any Board meeting fees and committee meeting fees (“Meeting Fees”) payable in respect of the Director’s attendance at such meetings (collectively, “Compensation”). A Director’s share payment election may apply to one or both of the foregoing categories of Compensation and may range from 10% to 100% of such Compensation, in 10% gradations, as elected by the Director. Each initial share payment election and each change to an existing share payment election shall be made by the submission of a written election. The election shall include the percentage of the Compensation to be paid in Common Stock. Each initial share payment election and each change to an existing share payment election shall be made by the submission of a written election as follows:

a)

Prior to the fifteenth (15th) day of the final month of a calendar quarter, each Director may submit a written election which will be given effect with respect to Compensation to be earned by the Director for that calendar quarter and all subsequent calendar quarters.

b)

At any time, a Director may submit a new written election superseding an existing election, in which case such new election will be given effect with respect to Compensation to be earned by the Director for all subsequent calendar quarters (until further superseded). Any changes to the form of distribution must be consistent with the provisions of Article 7.

ARTICLE 5

BENEFICIARY DESIGNATION

Each Director may, at any time, designate one or more beneficiaries to receive amounts credited to the Director’s Share Payment Accounts in the event of the Director’s death. A Director may make an initial beneficiary designation, or change an existing beneficiary designation, by submitting such a designation in writing to the Secretary of the Company. Upon acceptance by the Secretary of the Company of a Director’s beneficiary designation, any beneficiary designation previously filed shall automatically be canceled.

ARTICLE 6

MAINTENANCE OF SHARE PAYMENT ACCOUNT

a)

On the last business day of each calendar quarter, rights to receive a number of shares of Common Stock, determined in accordance with the next sentence, shall be credited to each Director’s Share Payment Account. The number of rights to receive shares of Common Stock, if any, to be credited each calendar quarter shall be equal to the Applicable Portion of the dollar amount of (i) one-fourth of such Director’s Annual Retainer, and (ii) all such Director’s Meeting Fees earned during such calendar quarter, divided by the closing price of a share of Common Stock on the New York Stock Exchange for the trading day prior to such last business day.

b)

The rights which are credited to the Directors Share Payment Accounts shall be equitably adjusted by the Board of Directors to reflect any share split, share dividend, share combination, recapitalization, conversion or other event affecting the Common Stock.

ARTICLE 7

METHOD OF DISTRIBUTION OF SHARE PAYMENTS

No distribution of share payments may be made except as provided in this Article 7.

a)

Within ten (10) trading days following the last day of each calendar quarter, the Company will deliver to each Director a number of shares of Common Stock represented by the rights credited to his or her Share Payment Account during the preceding calendar quarter pursuant to Article 6.

b)

(i) Notwithstanding the foregoing, at the written request of a Director, the Compensation Committee of the Board (in its role as administrator of this Plan), may in its sole discretion, accelerate the payment of shares of Common Stock represented by rights which have been credited to the Director’s Share Payment Account, upon a showing of good cause or necessity.

(ii) In the event of a Director’s death or incapacity either before or after the Director’s cessation from service on the Board, all shares of Common Stock represented by rights which are then credited to the Director’s Share Payment Account, shall be distributed to the Director’s personal representative, guardian, executor or designated Beneficiaries, if practicable, within thirty (30) days after the end of the month in which such death occurred or, in the case of incapacity, the end of the month in which request for such payment is made

c)	Prior to the delivery of shares of Common Stock pursuant hereto, such shares shall not be deemed to be outstanding and accordingly may not be voted nor shall dividends be payable in respect thereof.
d)	Distributions shall be subject to applicable law.

ARTICLE 8

UNFUNDED STATUS OF THE PLAN

A Director shall not have any interest in any shares of Common Stock represented by rights which are credited to his or her Share Payment Account until such shares are distributed in accordance with the Plan. Until so distributed, all such shares of Common Stock shall remain the sole property of the Company, available for its use for whatever purposes are desired. With respect to share payments, prior to the issuing of shares of Common Stock, a Director is merely a general creditor of the Company and the obligation of the Company hereunder is purely contractual and shall not be funded or secured in any way.

ARTICLE 9

NON-ALIENABILITY AND NON-TRANSFERABILITY

The rights of a Director to the shares of Common Stock represented by rights which are credited to his or her Share Payment Account shall not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation. A Director may not borrow against such rights and such rights shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, change, garnishment, execution or levy of any kind, whether voluntary or involuntary, prior to distribution of the related shares of Common Stock.

ARTICLE 10

ADMINISTRATION

The Plan is intended to be self-effectuating and does not require the exercise of discretion by the Company. The Compensation Committee of the Board shall act as the Plan administrator for purposes of resolving any ambiguities, claims or disputes arising with respect to the Plan or any share payments under the Plan. As such, the Compensation Committee is authorized to make any rulings and determinations that it deems to be appropriate and consistent with the terms and intent of the Plan and all such rulings and determinations shall be final and binding upon all parties for all purposes. Any member of the Compensation Committee making a claim or request to the Compensation Committee with respect to his or her rights or interests under the Plan shall excuse himself or herself from the Compensation Committee’s determination with respect to such claim or request.

ARTICLE 11

AMENDMENT AND TERMINATION

The Plan, at any time, may be amended, modified or terminated by the Board. No amendment, modification or termination, without the consent of a Director, shall adversely affect such Director’s rights credited to his or her Share Payment Account.

ARTICLE 12

NOTICES

All notices and forms to be submitted to the Company hereunder shall be delivered to the attention of the Secretary of the Company.